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                                                                    EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       TO

                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          STRATEGIC DISTRIBUTION, INC.

            UNDER SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW



                  THE UNDERSIGNED, being the duly appointed President of Strategic Distribution, Inc. (the "Company"), a corporation organized on June 14, 1968 under the name Princeton Time Sharing Services, Inc. under the laws of the State of Delaware, hereby certifies, pursuant to Sections 242 and 103 of the Delaware General Corporation Law, as follows:

                  FIRST The name of the corporation is Strategic
Distribution, Inc.

                  SECOND The Second Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 21, 1996.

                  THIRD The amendment effected hereby was duly authorized by the Company's Board of Directors and shareholders, and all specifically affected classes or series of classes of shareholders, in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

                  FOURTH The Second Restated Certificate of Incorporation of the Company is hereby further amended by amending and restating Paragraph A of Article Fourth thereof to read as follows:

                  A. The total number of shares of all classes of stock which the corporation shall have the authority to issue is Twenty Million shares of a par value of Ten Cents ($.10) each, designated as Common Stock, and Five Hundred Thousand shares of a par value of Ten Cents ($.10) each, designated as Preferred Stock.

                  FIFTH The Second Restated Certificate of Incorporation of the Company is hereby further amended by adding a new Paragraph D at the end of Article Fourth thereof, to read as follows:

                  D. At the time of the filing of this Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware (the "Effective Time"), each ten (10) shares of issued and outstanding Common Stock ("Pre-Reverse Split Shares") shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and reclassified (the "Conversion") into one (1) share of Common Stock ("Post-Reverse Split Shares"). Beginning at the Effective Time, each


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certificate representing Pre-Reverse Split Shares will be deemed for all corporate purposes to evidence ownership of Post-Reverse Split Shares, whether or not any or all of the certificates for shares of Common Stock dated prior to the Effective Time shall have been surrendered or new certificates evidencing Post-Reverse Split Shares have been issued. Notwithstanding the foregoing, no fraction of a share of Post-Reverse Split Shares shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Pre-Reverse Split Shares who would otherwise be entitled to a fraction of a Post-Reverse Split Share (after aggregating all fractional shares of Post-Reverse Split Shares to be received by such holder) shall receive from the Company the number of Post-Reverse Split Shares the holder would otherwise be entitled to, rounded up to the next number of whole Post-Reverse Split Shares.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 16th day of May 2001.

                                              By:/s/ Ronald C. Whitaker
                                                 ---------------------------
                                                 Name: Ronald C. Whitaker
                                                 Title:    President